AGREEMENT, ASSIGNMENT AND RELEASE

This Agreement, Assignment and Release (this “Agreement’) is dated as of December 2nd, 2018, by and among STEPHEN L BERKMAN (“BERKMAN”), GENEREX BIOTECHNOLOGY CORPORATION (“GNBT”) and NUGENEREX DIAGNOSTICS, LLC formally known as HEMA DIAGNOSTIC SYSTEMS, LLC. (“HDS”).

1.       GNBT is currently indebted to BERKMAN for advances made by Berkman in the amount of $624,403.64. GNBT agrees to issue shares of its common stock with a value equal to $624,403.64 based on the November 30, 2018 closing price for the common stock on the OTCMKTS. BERKMAN agrees to accept such shares as payment in full for all amounts owed by GNBT to BERKMAN or his affiliates. BERKMAN is acquiring such shares for his own account, for investment, and not with a view to any distribution or public resale, BERKMAN acknowledges that transfer of such shares will be restricted unless and until GNBT registers such shares for resale.

2.       For good and valuable consideration, the receipt of which is acknowledged, BERKMAN hereby transfers, assigns and sets over to GNBT 5050 membership units of HDS, and his entire right, title and interest as an the owner of any equity interest in HDS. BERKMAN hereby waives, releases and renders void any condition which may have been contained in any agreement to his obligation to transfer such units and equity interest.

3. (a) Except as set forth in paragraph 3(b), for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, BERKMAN, for himself and for each of his heirs, executors, administrators, personal representatives, and assigns, hereby irrevocably releases and forever discharges GNBT, HDS, their affiliates and each of their past, present and future officers, directors, shareholders, insurers, contractors, agents, employees, representatives, assigns, parents, subsidiaries, , predecessors and successors, and each of the heirs, executors, administrators, personal representatives and assigns of any of the foregoing persons or entities, from and against any all past, present and further claims obligations, liabilities, actions and causes of action, arising in whole or in part from the beginning of the world to the date of this release, based on any theory of recovery whatsoever, known or unknown, liquidated or un-liquidated, anticipated or unanticipated, foreseeable or unforeseeable, suspected or unsuspected and/or matured or unmatured, including but not limited to, any and all liability or obligation for repayment of any amounts loaned, advanced or otherwise provided by Berkman to HDS or GNBT.

(b) The release set forth in paragraph 3(a) shall not (i) release any obligation of GNBT or HDS under this Agreement or (ii) be construed to alter, release or affect any rights or remedies Berkman may have as a a stockholder of GNBT or the holder of any warrant, option or other right to acquire stock in GNBT.

4.       Berkman hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, that he was given a reasonable period of time to consider the terms of this Agreement, that he was advised to have a lawyer review this Agreement and that he enters into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this General Release as of the date set forth above

STEPHEN L. BERKMAN

GENEREX BIOTECHNOLOGY CORPORATION

By:
Joseph Moscato
President and CEO